Exhibit 10.1

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change Of Control Severance Agreement (“Agreement”) is entered into this 5th day of June, 2014 between American Midstream GP, LLC ("Company") and Tom L. Brock (“Employee”).

1.
This Agreement is intended to provide certain severance benefits to Employee in the event (and only in the event) that there is a “Change of Control” as such term is defined in the Second Amended and Restated American Midstream GP, LLC Long Term Incentive Plan dated as of July 11, 2012 (the “Plan”). Capitalized terms not defined in this Agreement shall have the meanings set forth in the Plan.

2.	Upon occurrence of a Change of Control, all of Employee’s then-unvested Phantom Units not previously forfeited shall vest as of the closing date of such Change of Control.

3.
In the event of a Change of Control in connection with which, within six months after the closing date of such Change of Control, i) Employee's employment with the Company is terminated other than for Cause (defined below), ii) Employee’s location of employment is changed to a location more than fifty (50) miles distant from the location at which the Employee was employed at the time of the Change of Control and Employee thereupon elects to terminate his employment, iii) if Employee’s job responsibilities, authority or reporting structure are materially diminished and Employee thereupon elects to terminate his employment, or iv) if Employee’s compensation is materially reduced and Employee thereupon elects to terminate his employment (each of the above being a “Termination”), then, in addition to the vesting of all Employee’s then-unvested Phantom Units described in Paragraph 2, above, upon Employee providing Company with notice of occurrence of one or more of the foregoing events with particulars (which Company shall have the right to cure within ninety (90) days of receipt of such notice, upon which cure, the notice shall be deemed to be rescinded), Employee shall receive a severance benefit equal to two (2) years of Employee’s then-current base salary, payable as follows and on the following conditions:

a.	Such amount shall be payable in 24 equal monthly installments commencing on the 60th day following Employee’s date of Termination.

b.
Payment to Employee under this Paragraph 3 are contingent upon Employee’s execution of a release within 50 days of Employee’s date of Termination in a form reasonably satisfactory to the Company that, if applicable, is not revoked by Employee during the revocation period provided in such release, and which shall release and discharge the Company and its affiliates (including the Partnership), and their officers, directors, managers, employees and agents from any and all claims or causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Employee’s employment with the Company or its affiliates or the termination of such employment.

c.As used herein, “Cause” shall mean:

Exhibit 10.1

i.
Employee’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony, involves fraud, dishonesty or moral turpitude or results in the imposition of a term of imprisonment;

ii.	The occurrence of any of the following acts on the part of Employee:

1.	Fraud, willful or intentional misconduct or gross negligence in connection with the business of the Company or its affiliates;

2.	Embezzlement or misappropriation of any funds of the Company or its affiliates;

3.	Alcohol or substance abuse that has impaired or could reasonably be expected to impair the ability of Employee to perform Employee’s duties to the Company or its affiliates;

4.	Failure to comply with the Company’s policies or its affiliates’ policies in any material respect, including those regarding harassment or discrimination in employment; or

5.	Dishonesty or disloyalty that has adversely affected or could reasonably be expected to adversely affect the Company or its affiliates in any material respect;

iii.
Employee’s excessive absenteeism, willful or persistent neglect of, or abandonment of Employee’s duties (other than due to illness or any other physical condition that could reasonably be expected to result in disability), which has not been cured after reasonable notice from the Company; or

iv.	Employee’s material breach of any provision of this Agreement.

4.
Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, by courier or by electronic mail, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested or (c) one day after transmission if sent by facsimile transmission with confirmation of transmission, as follows:

If to Employee, addressed to:
Tom L. Brock
6991 Winter Ridge Place
Castle Pines, CO 80108
tlbrock08@yahoo.com

Exhibit 10.1

If to the Company, addressed to:

American Midstream GP, LLC.
c/o American Midstream Partners, LP
1400 16th Street, Suite 310
Denver, CO 80202
Attention: General Counsel
bmathews@americanmidstream.com
Facsimile: (720) 457-6040

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt

5.	This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Colorado, without regard to conflicts of laws principles thereof.

6.	This Agreement does not constitute or imply the existence of an employment contract between the Company and Employee, and Employee expressly disclaims same. Employee is an at-will employee.

7.
Except as provided in any signed written agreement contemporaneously or hereafter executed by the Company and Employee, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect thereto.

8.
The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes. Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the parties to this Agreement; provided that the Company may, with prospective or retroactive effect, amend this Agreement at any time (to the extent Employee is not adversely affected by such amendment), if determined to be necessary, appropriate or advisable in response to administrative guidance issued under Section 409A of the Code or to comply with the provisions of Section 409A of the Code. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party. In addition, any payment owed to Employee hereunder after the date of Employee’s death shall be paid to Employee’s estate.

9.	Compliance with Section 409A of the Code. It is intended that the payments and benefits provided under this Agreement shall be exempt from or comply with the application of the

Exhibit 10.1

requirements of Section 409A of the Code. This Agreement shall be construed, administered and governed in a manner that affects such intent. Specifically, (a) each payment under this Agreement, including each payment in a series of installment payments, is deemed to be a separate installment payment and (b) any taxable benefits or payments provided under this Agreement are deemed to be separate payments that qualify for the “short-term deferral” exclusion from Section 409A of the Code to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the “involuntary separation pay” exclusion from Section 409A of the Code, to the maximum extent possible. To the extent that none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Section 409A of the Code (as determined by the Company), if Employee is a “specified employee,” as determined by the Company, as of his Date of Termination, then all amounts due under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A of the Code, that are provided as a result of a “separation from service” within the meaning of Section 409A of the Code, and that would otherwise be paid or provided during the first six months following Employee’s Date of Termination, shall be accumulated through and paid or provided on the first business day that is more than six months after Employee’s Date of Termination (or, if Employee dies during such six-month period, within 90 days after Employee’s death).

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Exhibit 10.1

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this 5th day of June, 2014.
AMERICAN MIDSTREAM GP, LLC

By: /s/ Daniel C. Campbell
Name: Daniel Campbell
Title: Sr. Vice President & CFO

EMPLOYEE

/s/ Tom L. Brock
Name: Tom L. Brock
Title: Vice President, Chief Accounting Officer & Corporate Controller